Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 696-3400

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings

•Fourth quarter net sales of $30.5 billion were in line with company expectations.
◦Food & Beverage, Beauty and Toys delivered net sales growth in the quarter, with stronger trends in Essentials and Home compared to the third quarter.
◦Non-merchandise sales grew over 25 percent with membership revenue more than doubling from a year ago, double-digit growth from Roundel and over 30 percent growth in marketplace.
◦Same-day delivery powered by Target Circle 360 grew over 30 percent.
◦Sales and traffic trends accelerated in the last two months of the quarter.
•Fourth quarter GAAP EPS was $2.30, including 15 cents of non-recurring business transformation costs. Adjusted EPS1 of $2.44 was favorable to last year and in line with company expectations.
•Full-year GAAP EPS was $8.13 compared with $8.86 last year. Adjusted EPS, which excludes non-recurring legal settlement gains and business transformation costs, was $7.57 and in line with company expectations.

MINNEAPOLIS (March 3, 2026) – Target Corporation (NYSE: TGT) today announced its fourth-quarter and full-year 2025 results. The Company reported fourth-quarter GAAP earnings per share (EPS) of $2.30 and Adjusted EPS of $2.44, compared with GAAP and Adjusted EPS of $2.41 in 2024. GAAP EPS was $8.13 and Adjusted EPS was $7.57 for full-year 2025, compared with GAAP and Adjusted EPS of $8.86 in the prior year. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures are calculated on a diluted basis.

[1] Adjusted EPS, Adjusted selling, general and administrative (SG&A) expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate, non-GAAP financial measures, exclude the impact of certain discretely managed items, when applicable. See the tables of this release for additional information.

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Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 2 of 14

“I’m incredibly proud of how our team navigated through a challenging year in 2025, as they focused on serving our guests while positioning our business for profitable growth in 2026 and beyond,” said Michael Fiddelke, chief executive officer of Target Corporation. “Our team is firmly focused on writing Target’s next chapter of growth, rooted in strengthening our merchandising authority, delivering an elevated and differentiated shopping experience, advancing our use of technology, and continuing to serve and invest in our team and communities. Target saw a healthy, positive sales increase in February, serving as an important milestone on our path back to growth this year, and reinforcing my confidence in the momentum we’re building and the future we’re creating together.”

Guidance
The Company has the following expectations for 2026:
•Net sales growth in a range around 2 percent compared with 2025. This expectation reflects a small increase in comparable sales, with new store and non-merchandise sales contributing more than one percentage point of growth. The company expects to grow net sales in every quarter of the year.
•Full-year 2026 operating income margin rate approximately 20 basis points higher than the 4.6 percent Adjusted operating income margin rate in 2025.
•GAAP and Adjusted EPS of $7.50 to $8.50. Based on the expected timing of certain costs, the company expects Q1 GAAP and Adjusted EPS will be flat to up slightly from last year’s Adjusted EPS of $1.30, with stronger year-over-year EPS growth expected through the balance of the year.

Operating Results
Fourth quarter 2025 net sales of $30.5 billion were 1.5 percent lower than Q4 2024. Fourth quarter comparable sales decreased 2.5 percent, reflecting a comparable store sales decline of 3.9 percent and a comparable digital sales increase of 1.9 percent. Operating income, which includes the impact of non-recurring items, was $1.4 billion in fourth quarter 2025, a decrease of 5.9 percent from $1.5 billion in 2024. Excluding those non-recurring items, Adjusted operating income was $1.5 billion, slightly above last year.

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Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 3 of 14

Full-year net sales decreased 1.7 percent to $104.8 billion from $106.6 billion last year, reflecting a 2.6 percent decrease in comparable sales partially offset by sales from new stores and growth in non-merchandise sales.

Fourth quarter operating income margin rate, which includes the impact of non-recurring items, was 4.5 percent in 2025 compared with 4.7 percent in 2024. Excluding those non-recurring items, Adjusted operating income margin rate was 4.8 percent in 2025. Fourth quarter gross margin rate was 26.6 percent, compared with 26.2 percent in 2024, reflecting lower inventory shrink, lower supply chain and digital fulfillment costs, and growth in advertising and other revenues, partially offset by the net impact of merchandising activities, including higher product and import costs.

Full-year operating income, which includes the impact of non-recurring items, of $5.1 billion in 2025 declined 8.1 percent from $5.6 billion last year. Full-year gross margin rate was 27.9 percent, compared with 28.2 percent in 2024, reflecting pressures from merchandising activities, driven primarily by higher markdowns and purchase order cancellation costs, and pressure from category mix, partially offset by lower inventory shrink and growth in advertising and other revenues.

Fourth quarter SG&A expense rate, which includes the impact of non-recurring items, was 19.9 percent in 2025, compared with 19.4 percent in 2024. Excluding those non-recurring items, Adjusted SG&A expense rate was 19.6 percent in Q4 2025. Full-year SG&A expense rate, which includes the impact of non-recurring items, was 20.6 percent in 2025, compared with 20.6 percent in 2024. Excluding those non-recurring items, Adjusted SG&A expense rate was 20.9 percent in 2025. Both periods reflect the deleveraging impact of lower sales partially offset by disciplined cost management, as adjusted SG&A expense dollars in both periods were lower than in 2024.

Interest Expense and Taxes
The Company’s fourth quarter 2025 net interest expense was $99 million, compared with $90 million last year. Full-year 2025 net interest expense was $445 million, compared with $411 million in 2024. For both the fourth quarter and the full-year, the increased expense reflects higher average debt levels in the current year.

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Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 4 of 14

Fourth quarter 2025 effective income tax rate was 20.1 percent, compared with 21.5 percent last year, reflecting the benefit of additional tax credits in the current year. The Company’s full-year 2025 effective income tax rate was 22.3 percent compared with 22.2 percent in 2024, reflecting higher discrete tax expenses and higher global tax minimums, primarily offset by the benefit of additional tax credits in the current year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $516 million in the fourth quarter, compared with $513 million last year, reflecting a 1.8 percent increase in the dividend per share, partially offset by the impact of a lower average share count.

The Company did not repurchase any shares in the fourth quarter. As of the end of the fourth quarter, the Company had approximately $8.3 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.

For the trailing twelve months through fourth quarter 2025, after-tax return on invested capital (ROIC) was 13.8 percent, compared with 15.4 percent for the twelve months through fourth quarter 2024. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 10.30 a.m. CST today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on “2026 Financial Community Meeting, including Fourth Quarter and Full-Year 2025 Earnings” under “Events & Presentations”). A replay of the webcast will be provided when available.

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Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 5 of 14

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2026 full-year guidance, near-term sales and profit expectations, and long-term growth expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2025. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.
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Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 6 of 14

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	January 31, 2026	February 1, 2025	Change	January 31, 2026	February 1, 2025	Change
Net sales	$30,453	$30,915	(1.5)%	$104,780	$106,566	(1.7)%
Cost of sales	22,343	22,802	(2.0)	75,511	76,502	(1.3)
Selling, general and administrative expenses	6,049	6,000	0.8	21,535	21,969	(2.0)
Depreciation and amortization (exclusive of depreciation included in cost of sales)	681	646	5.3	2,617	2,529	3.5
Operating income	1,380	1,467	(5.9)	5,117	5,566	(8.1)
Net interest expense	99	90	9.6	445	411	8.2
Net other income	(28)	(29)	(5.3)	(95)	(106)	(9.6)
Earnings before income taxes	1,309	1,406	(6.9)	4,767	5,261	(9.4)
Provision for income taxes	263	303	(13.0)	1,062	1,170	(9.2)
Net earnings	$1,046	$1,103	(5.2)%	$3,705	$4,091	(9.4)%
Basic earnings per share	$2.31	$2.42	(4.4)%	$8.16	$8.89	(8.2)%
Diluted earnings per share	$2.30	$2.41	(4.5)%	$8.13	$8.86	(8.2)%
Weighted average common shares outstanding
Basic	453.0	456.8	(0.8)%	454.1	460.4	(1.4)%
Diluted	455.1	458.4	(0.7)%	455.6	461.8	(1.4)%
Antidilutive shares	1.3	0.2		2.1	0.5
Dividends declared per share	$1.14	$1.12	1.8%	$4.54	$4.46	1.8%

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 7 of 14

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	January 31, 2026	February 1, 2025
Assets
Cash and cash equivalents	$5,488	$4,762
Inventory	12,304	12,740
Other current assets	2,213	1,952
Total current assets	20,005	19,454
Property and equipment, net	33,749	33,022
Operating lease assets	3,703	3,763
Other noncurrent assets	2,033	1,530
Total assets	$59,490	$57,769
Liabilities and shareholders’ investment
Accounts payable	$12,622	$13,053
Accrued and other current liabilities	6,478	6,110
Current portion of long-term debt and other borrowings	2,130	1,636
Total current liabilities	21,230	20,799
Long-term debt and other borrowings	14,326	14,304
Noncurrent operating lease liabilities	3,462	3,582
Deferred income taxes	2,265	2,303
Other noncurrent liabilities	2,042	2,115
Total noncurrent liabilities	22,095	22,304
Shareholders’ investment
Common stock	38	38
Additional paid-in capital	7,247	6,996
Retained earnings	9,297	8,090
Accumulated other comprehensive loss	(417)	(458)
Total shareholders’ investment	16,165	14,666
Total liabilities and shareholders’ investment	$59,490	$57,769
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 452,840,187 and 455,566,995 shares issued and outstanding as of January 31, 2026, and February 1, 2025, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 8 of 14

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	January 31, 2026	February 1, 2025
Operating activities
Net earnings	$3,705	$4,091
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	3,134	2,981
Share-based compensation expense	281	304
Deferred income taxes	(55)	(180)
Noncash (gains) / losses and other, net	(100)	26
Changes in operating accounts:
Inventory	436	(854)
Other assets	(494)	(308)
Accounts payable	(501)	1,008
Accrued and other liabilities	156	299
Cash provided by operating activities	6,562	7,367
Investing activities
Expenditures for property and equipment	(3,727)	(2,891)
Other	78	31
Cash used in investing activities	(3,649)	(2,860)
Financing activities
Additions to long-term debt	1,984	741
Reductions of long-term debt	(1,643)	(1,139)
Dividends paid	(2,053)	(2,046)
Repurchase of stock	(408)	(1,007)
Shares withheld for taxes on share-based compensation	(67)	(99)
Cash used in financing activities	(2,187)	(3,550)
Net increase in cash and cash equivalents	726	957
Cash and cash equivalents at beginning of period	4,762	3,805
Cash and cash equivalents at end of period	$5,488	$4,762

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 9 of 14

TARGET CORPORATION

Operating Results

Net Sales	Three Months Ended		Twelve Months Ended
(millions) (unaudited)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Apparel & accessories	$4,100	$4,344	$15,737	$16,505
Beauty	3,484	3,444	13,214	13,173
Food & beverage	6,638	6,520	24,136	23,828
Hardlines	6,016	6,150	15,800	15,784
Home furnishings & décor	4,819	5,087	15,608	16,699
Household essentials	4,695	4,786	18,017	18,614
Other merchandise sales	88	97	205	217
Merchandise sales	29,840	30,428	102,717	104,820
Advertising revenue (a)	295	190	915	649
Credit card profit sharing	127	142	522	576
Other	191	155	626	521
Net sales	$30,453	$30,915	$104,780	$106,566
(a)Primarily represents revenue related to advertising services provided via the Company's Roundel digital advertising business offering. Roundel services are classified as either Net Sales or as a reduction of Cost of Sales or SG&A Expenses, depending on the nature of the advertising arrangement.

Operating Metrics	Three Months Ended				Twelve Months Ended
(dollars in millions) (unaudited)	January 31, 2026		February 1, 2025		January 31, 2026		February 1, 2025
	Dollars	Rate	Dollars	Rate	Dollars	Rate	Dollars	Rate
Gross margin	$8,110	26.6%	$8,113	26.2%	$29,269	27.9%	$30,064	28.2%
SG&A expenses	6,049	19.9	6,000	19.4	21,535	20.6	21,969	20.6
Adjusted SG&A expenses (a)	5,960	19.6	6,000	19.4	21,877	20.9	21,969	20.6
Depreciation and amortization (exclusive of depreciation included in cost of sales)	681	2.2	646	2.1	2,617	2.5	2,529	2.4
Operating income	1,380	4.5	1,467	4.7	5,117	4.9	5,566	5.2
Adjusted operating income (a)	1,470	4.8	1,467	4.7	4,775	4.6	5,566	5.2
Note: Gross margin is calculated as Net Sales less Cost of Sales. All rates are calculated by dividing the applicable amount by Net Sales.
(a)    Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate, which are non-GAAP measures, exclude the impact of certain items. Management believes that these measures are useful in providing period-to-period comparisons of the results of our operations. The Reconciliation of Non-GAAP Financial Measures tables provide additional information.

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 10 of 14

Sales Metrics

Comparable sales include all Merchandise Sales, except sales from stores open less than 13 months or that have been closed. Digitally originated sales include all Merchandise Sales initiated through mobile/computer applications and the Company's websites.

Comparable Sales	Three Months Ended		Twelve Months Ended
(unaudited)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Comparable sales change	(2.5)%	1.5%	(2.6)%	0.1%
Drivers of change in comparable sales:
Number of transactions	(2.9)	2.1	(2.2)	1.4
Average transaction amount	0.4	(0.6)	(0.4)	(1.3)

Comparable Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Stores originated comparable sales change	(3.9)%	(0.5)%	(4.0)%	(1.6)%
Digitally originated comparable sales change	1.9	8.7	3.1	7.5

Merchandise Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Stores originated	76.3%	77.2%	79.4%	80.4%
Digitally originated	23.7	22.8	20.6	19.6
Total	100%	100%	100%	100%

Merchandise Sales by Fulfillment Channel	Three Months Ended		Twelve Months Ended
(unaudited)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Stores	97.4%	97.3%	97.6%	97.6%
Other	2.6	2.7	2.4	2.4
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Same Day Delivery.

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
(unaudited)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
170,000 or more sq. ft.	273	273	48,824	48,824
50,000 to 169,999 sq. ft.	1,576	1,559	197,274	195,050
49,999 or less sq. ft.	146	146	4,420	4,404
Total	1,995	1,978	250,518	248,278
(a)In thousands, reflects total square feet less office, supply chain facility, and vacant space.

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 11 of 14

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, the Company has disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS), adjusted SG&A expenses, adjusted SG&A expense rate, adjusted operating income, and adjusted operating income margin rate. When applicable, these measures exclude certain discretely managed items. Management believes this information is useful in providing period-to-period comparisons of the results of Target's operations. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measures are diluted earnings per share, SG&A expenses, SG&A expense rate, operating income, and operating income margin rate. Adjusted EPS, adjusted SG&A expenses, adjusted SG&A expense rate, adjusted operating income, and adjusted operating income margin rate should not be considered in isolation or as a substitution for analysis of Target's results as reported in accordance with GAAP. Other companies may calculate these measures differently, or not provide similar measures, limiting the usefulness of the measures for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	January 31, 2026			February 1, 2025
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$2.30			$2.41	(4.5)%
Adjustments
Business transformation costs (a)	$89	$66	$0.15	$—	$—	$—
Adjusted EPS			$2.44			$2.41	1.5%

Reconciliation of Non-GAAP Adjusted EPS	Twelve Months Ended
	January 31, 2026			February 1, 2025
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$8.13			$8.86	(8.2)%
Adjustments
Business transformation costs (a)	$250	$187	$0.41	$—	$—	$—
Interchange fee settlements (b)	(593)	(441)	(0.97)	—	—	—
Adjusted EPS			$7.57			$8.86	(14.5)%
Note: Amounts may not foot due to rounding.
(a)    For the three months ended January 31, 2026, primarily represents exit costs related to excess office space. For full-year 2025, also includes employee severance and related costs, as well as asset impairments and other charges related to the termination of a commercial partnership.
(b)    Includes gains, net of legal fees, related to settlements during the first quarter of 2025 of credit card interchange fee litigation matters in which the Company was a plaintiff.

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 12 of 14

Reconciliation of Non-GAAP Adjusted SG&A Expenses and Adjusted Operating Income	Three Months Ended
	January 31, 2026				February 1, 2025
	SG&A Expenses		Operating Income		SG&A Expenses		Operating Income
(dollars in millions) (unaudited)	Dollars	Rate	Dollars	Rate	Dollars	Rate	Dollars	Rate
Reported, GAAP measure	$6,049	19.9%	$1,380	4.5%	$6,000	19.4%	$1,467	4.7%
Adjustments affecting comparability
Business transformation costs	(89)	(0.3)	89	0.3	—	—	—	—
Adjusted, Non-GAAP measure	$5,960	19.6%	$1,470	4.8%	$6,000	19.4%	$1,467	4.7%

Reconciliation of Non-GAAP Adjusted SG&A Expenses and Adjusted Operating Income	Twelve Months Ended
	January 31, 2026				February 1, 2025
	SG&A Expenses		Operating Income		SG&A Expenses		Operating Income
(dollars in millions) (unaudited)	Dollars	Rate	Dollars	Rate	Dollars	Rate	Dollars	Rate
Reported, GAAP measure	$21,535	20.6%	$5,117	4.9%	$21,969	20.6%	$5,566	5.2%
Adjustments affecting comparability
Business transformation costs	(250)	(0.2)	250	0.2	—	—	—	—
Interchange fee settlements	593	0.6	(593)	(0.6)	—	—	—	—
Adjusted, Non-GAAP measure	$21,877	20.9%	$4,775	4.6%	$21,969	20.6%	$5,566	5.2%
Note: Amounts may not foot due to rounding. The nature of the adjustments within this table are described below the Reconciliation of Non-GAAP Adjusted EPS tables above.

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 13 of 14

The Company has also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. Management believes this metric is useful in assessing the effectiveness of Target's capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	January 31, 2026	February 1, 2025
Operating income	$5,117	$5,566
+ Net other income	95	106
EBIT	5,212	5,672
+ Operating lease interest (a)	172	159
- Income taxes (b)	1,199	1,297
Net operating profit after taxes	$4,185	$4,534

Denominator	January 31, 2026	February 1, 2025	February 3, 2024
Current portion of long-term debt and other borrowings	$2,130	$1,636	$1,116
+ Noncurrent portion of long-term debt	14,326	14,304	14,922
+ Shareholders' investment	16,165	14,666	13,432
+ Operating lease liabilities (c)	3,834	3,935	3,608
- Cash and cash equivalents	5,488	4,762	3,805
Invested capital	$30,967	$29,779	$29,273
Average invested capital (d)	$30,373	$29,526

After-tax return on invested capital (e)	13.8%	15.4%
(a)Represents the add-back to operating income driven by the hypothetical interest expense the Company would incur if the property under its operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between Target and its competitors.
(b)Calculated using the effective tax rates, which were 22.3 percent and 22.2 percent for the trailing twelve months ended January 31, 2026, and February 1, 2025, respectively. For the twelve months ended January 31, 2026, and February 1, 2025, includes tax effect of $1.2 billion and $1.3 billion, respectively, related to EBIT, and $38 million and $35 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(e)For the trailing twelve months ended January 31, 2026, includes the impact of after-tax net gains on interchange fee settlements and business transformation costs, which had a net favorable impact on after-tax ROIC of 0.8 percentage points. Notes (a) and (b) to the Reconciliation of Non-GAAP Adjusted EPS tables provide additional information.

Target Corporation Reports Fourth Quarter and Full-Year 2025 Earnings — Page 14 of 14

2026 GAAP EPS, SG&A expenses, SG&A expense rate, operating income, and operating (income) margin rate may include the impact of certain discrete items, which may be excluded in calculating Adjusted EPS, Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate. The guidance does not currently reflect any such discrete items, which are subject to variability and therefore cannot be reconciled without unreasonable efforts. In the past, these items have included both gains and losses, including certain asset impairments, severance, and other items that are discretely managed

Reconciliation of Non-GAAP Adjusted EPS Guidance

(per share) (unaudited)	Q1 2026	Full Year 2026
GAAP diluted earnings per share guidance	$1.30+(a)	$7.50 - $8.50
Estimated adjustments
Other (b)	$—	$—
Adjusted diluted earnings per share guidance	$1.30+(a)	$7.50 - $8.50
(a)The company expects Q1 2026 GAAP and Adjusted EPS will be flat to up slightly from last year’s Adjusted EPS of $1.30. A reconciliation of Q1 2025 Adjusted EPS to Q1 2025 GAAP EPS is included in the Company's Q1 2025 financial press release, financial presentations and SEC filings, which are posted on the Company's investor relations website.
(b)The guidance does not currently reflect any discrete items.